September 1, 2008

Harbor Funds Distributors, Inc.

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606-4302

Re:	Distribution Agreement (the “Agreement”)

Ladies and Gentlemen:

Attached is an amendment to the Agreement dated April 8, 2002 between Harbor Funds (the “Fund”) and you. Pursuant to §15 of the Agreement, the Fund proposes that the Agreement be amended to replace Exhibit A to the Agreement which lists all of the series of the Trust which are included in and are covered by the Agreement.

Please indicate your acceptance of the foregoing by executing the two originals of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

Harbor Funds

By:

       Jodie L. Crotteau

       Assistant Secretary

Agreed and Accepted:

Harbor Funds Distributors, Inc.

By:
Charles F. McCain
Executive Vice President

EXHIBIT A

Domestic Equity Funds:

1.	Harbor Capital Appreciation Fund

2.	Harbor Mid Cap Growth Fund

3.	Harbor Small Cap Growth Fund

4.	Harbor Small Company Growth Fund

5.	Harbor Large Cap Value Fund

6.	Harbor Mid Cap Value Fund

7.	Harbor SMID Value Fund

8.	Harbor Small Cap Value Fund

International Equity Funds:

9.	Harbor International Fund

10.	Harbor International Growth Fund

11.	Harbor Global Value Fund

Fixed Income and Alternative Asset Funds:

12.	Harbor High-Yield Bond Fund

13.	Harbor Bond Fund

14.	Harbor Real Return Fund

15.	Harbor Commodity Real Return Strategy Fund

16.	Harbor Short Duration Fund

17.	Harbor Money Market Fund